Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED BY [*] HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

IN RE: XYREM (SODIUM OXYBATE) ANTITRUST LITIGATION	Case No. 3:20-md-02966-RS-SVK
This Document Relates To: End-Payor Class Action

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Settlement Agreement” or the “Settlement”) is made and entered into as of April 7, 2025, by and between (a) defendant Jazz Pharmaceuticals Ireland Limited (“Jazz”); and (b) plaintiffs A.F. of L. – A.G.C. Building Trades Welfare Plan; City of Providence, Rhode Island; Government Employees Health Association, Inc.; New York State Teamsters Council Health and Hospital Fund; Self-Insured Schools of California; and UFCW Local 1500 Welfare Fund (collectively, “Class Plaintiffs”), individually and on behalf of the Proposed Settlement Class (as defined herein), together with Class Counsel (as defined herein).

WHEREAS, Class Plaintiffs, both on their own behalf and on behalf of the Proposed Settlement Class (as defined herein), assert claims in various federal judicial districts (“Pre-Consolidation Complaints”) that have been transferred to and consolidated as part of In re Xyrem (Sodium Oxybate) Antitrust Litigation, No. 3:20-md-02966-RS-SVK (the “Action”), which is currently pending in front of Chief Judge Richard G. Seeborg and Magistrate Judge Susan van Keulen, of the United States District Court for the Northern District of California (the “Court”);

WHEREAS, Class Plaintiffs’ claims are detailed in the Consolidated Class Action Complaint filed in this Action on March 8, 2021 (ECF No. 62) (the “Complaint”);

WHEREAS, Jazz and its affiliates Jazz Pharmaceuticals Public Limited Company and Jazz Pharmaceuticals, Inc. (Jazz Pharmaceuticals Public Limited Company and Jazz Pharmaceuticals, Inc. referred to collectively herein as the “Jazz Affiliate Defendants”) have asserted defenses to Class Plaintiffs’ claims, deny each and every one of Class Plaintiffs’ allegations of unlawful or wrongful conduct, deny that any conduct challenged by Class Plaintiffs caused any damage whatsoever, and deny all liability of any kind;

WHEREAS, the Court certified a “Damages Class” of end-payors of Xyrem; certified an “Injunctive Relief Class” of consumers and end-payors of Xyrem; appointed Class Plaintiffs as “Damages Class Representatives”; appointed Class Plaintiffs and Ruth Hollman as “Injunctive Relief Class Representatives”; appointed Dena C. Sharp of Girard Sharp LLP and Michael M. Buchman of Motley Rice LLC as Co-Lead Counsel of the Damages Class and the Injunctive Relief Class, see In re Xyrem, No. 3:20-md-02966-RS-SVK (ECF No. 500);

WHEREAS, Co-Lead Counsel and counsel for Jazz have engaged in arm’s length settlement negotiations, including under the supervision of a private mediator, and have reached this Settlement Agreement, subject to Court approval, which embodies all the terms and conditions of the Settlement between Class Plaintiffs, both individually and on behalf of the Proposed Settlement Class, and Jazz;

WHEREAS, Co-Lead Counsel have concluded, after over three years of extensive fact and expert discovery, and after carefully considering the circumstances of this Action, including the claims asserted in the Pre-Consolidation Complaints and the Complaint and Jazz and the Jazz Affiliate Defendants’ defenses thereto, that it would be in the best interests of the Proposed Settlement Class to enter into this Settlement Agreement in order to avoid the uncertainties of litigation and assure a benefit to the Proposed Settlement Class and further, that Co-Lead Counsel consider the Settlement to be fair, reasonable, and adequate within the meaning of Fed. R. Civ. P. 23, and in the best interests of the Proposed Settlement Class;

WHEREAS, Jazz has concluded, despite its belief that it is not liable for the claims asserted and that it has good defenses thereto, that it would be in its best interests to enter into this Settlement Agreement to avoid the risks and uncertainties inherent in complex litigation and for additional reasons which will benefit the trade and business of Jazz; and

WHEREAS, Class Plaintiffs and Jazz agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by Jazz or the Jazz Affiliate Defendants, or of the truth of any of the claims or allegations alleged in the Pre-Consolidation Complaints or in the Complaint.

NOW THEREFORE, it is agreed by the undersigned Co-Lead Counsel, on behalf of Class Plaintiffs and the Proposed Settlement Class, on the one hand, and Jazz on the other, that this Action and all claims of Class Plaintiffs and the Proposed Settlement Class be fully, finally, and forever settled, compromised, discharged, and dismissed with prejudice, without costs as to Class Plaintiffs, the Proposed Settlement Class, or Jazz or the Jazz Affiliate Defendants, subject to Court approval, on the following terms and conditions:

1.	Definitions.

1.1.	“Action” has the meaning provided in the first WHEREAS clause.

1.2.

“Administrative Expenses” means costs for administering the Settlement, including without limitation providing notice, maintaining the notice website, receiving and processing claims, analyzing purchase and sales data, and paying taxes and fees associated with maintaining the Escrow Account.

1.3.	“ASO Clients” has the meaning provided in Paragraph 1.23.

1.4.	“Class Counsel” means any lawyer or law firm listed as counsel on a Pre-Consolidation Complaint, or that has appeared on behalf of a Class Plaintiff in the Action.

1.5.	“Co-Lead Counsel” means Dena C. Sharp of Girard Sharp LLP and Michael M. Buchman of Motley Rice LLC.

1.6.	“Complaint” has the meaning provided in the second WHEREAS clause.

1.7.	“Court” has the meaning provided in the first WHEREAS clause.

1.8.

“Claims Administrator” means the entity appointed by the Court to provide notice to the Proposed Settlement Class, process the claims submitted by Proposed Settlement Class Members, and carry out any other duties or obligations provided for by the Settlement.

1.9.	“Class Period” has the meaning provided in Paragraph 1.23.

1.10.	“Class Plaintiffs” has the meaning provided in the preamble.

1.11.	“Class States” has the meaning provided in Paragraph 1.23.

1.12.

“Effective Date” means the date on which all of the following have occurred: (i) the Settlement is not terminated pursuant to paragraphs 16 or 17 below; (ii) the Settlement is approved by the Court as required by Fed. R. Civ. P. 23(e); (iii) the Court enters a final approval order, entering a final judgment of dismissal with prejudice against Class Plaintiffs and Proposed Settlement Class Members who have not timely excluded themselves form the Proposed Settlement Class; and (iv) the period to appeal the final approval order has expired and/or all appeals have been finally resolved affirming without material modification the final approval order and final judgment of dismissal with prejudice.

1.13.	“Escrow Account” means the qualified settlement escrow account which holds the Settlement Fund.

1.14.	“Escrow Agent” means the third party appointed by the Court responsible for managing and administering the Escrow Account according to this Agreement and the Escrow Agreement.

1.15.

“Fee and Expense Award” means award(s) by the Court to Co-Lead Counsel for the payment of all Class Counsels’ attorneys’ fees, reimbursement of reasonable costs, expenses, and service awards in connection with the prosecution of the Action, including any interest accrued thereon.

1.16.	“Jazz” has the meaning provided in the preamble.

1.17.	“Jazz Affiliate Defendants” has the meaning provided in the third WHEREAS clause.

1.18.	“Notice Period” has the meaning provided in Paragraph 3.7.

1.19.

“Opt-Out” means each Proposed Settlement Class Member that timely and validly requests exclusion from the Proposed Settlement Class, including by providing the certifications and data described in Paragraph 3.6.b below unless otherwise approved by the Court.

1.20.

“Opt-Out Period” means the length of time between the date notice is disseminated to the Proposed Settlement Class and the deadline for members of the Proposed Settlement Class to request exclusion from the Proposed Settlement Class.

1.21.	“Potential Opt-Out” has the meaning provided in Paragraph 17.1.

1.22.	“Pre-Consolidation Complaints” has the meaning provided in the sixth WHEREAS clause.

1.23.

“Proposed Settlement Class” means all entities that paid and/or provided reimbursement for some or all of the purchase price for brand or generic Xyrem in Alaska, Arizona, Arkansas, California, Connecticut, District of Columbia, Florida, Hawaii, Illinois, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Mexico, New York, North Carolina, North Dakota, Oregon, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, West Virginia, and Wisconsin (“Class States”), for consumption by their members, employees, insureds, participants, or beneficiaries, and other than for resale, during the time from January 1, 2017, through and until the date the Court enters an order granting preliminary approval of this Settlement Agreement (“Class Period”).

Excluded from the Proposed Settlement Class are: (1) Jazz and its counsel, parents, subsidiaries, and affiliates; (2) federal and state governmental entities; (3) United HealthCare Services, Inc.; Humana Inc.; Molina Healthcare, Inc.; Health Care Service Corporation, Inc.; Aetna, Inc.; Blue Cross Blue Shield of Florida, Inc.; and Health Options, Inc. (not excluded from the Proposed Settlement Class are so-called “administrative services only” customers of Humana Inc., Health Care Service Corporation, Inc., Aetna, Inc, Blue Cross Blue Shield of Florida, Inc., or Health Options, Inc., that were the subject of briefing leading up to, for example, ECF 855 in the Action (“ASO Clients”)); and (4) any Opt-Out. For avoidance of doubt, included in the Proposed Settlement Class are cities, towns, municipalities, or counties, or carriers for Federal Employee Health Benefit plans.

1.24.	“Proposed Settlement Class Members” means the members of the Proposed Settlement Class.

1.25.

“Released Claims” means all past, present, or future liabilities, claims, demands, obligations, suits, injuries, damages, levies, executions, judgments, debts, charges, actions, or causes of action, at law or in equity, whether class, individual, or otherwise in nature, and whether known or unknown, foreseen or unforeseen, suspected or unsuspected, contingent or non-contingent, arising out of or relating to purchases of or reimbursements for brand or generic Xyrem or Xywav anywhere in the United States (including its territories and possessions) at any time prior to the date the Court enters an order granting final approval (assuming that final approval is not overturned on appeal or the settlement is not terminated pursuant to the terms of this Settlement Agreement), that arise under any (i) federal statute or (ii) state statute or common law, relating to or arising out of the facts, occurrences, transactions, or other matters alleged or asserted in the Pre-Consolidation Complaints, the Complaint or in this Action, or that could have been alleged or asserted in this Action against the Releasees. For the avoidance of doubt, Released Claims are nationwide in scope, without regard for where a purchase or reimbursement occurred, and Released Claims therefore encompass purchases and/or reimbursements for brand or generic Xyrem or Xywav in any and all states (and U.S. territories and possessions) including but not limited to those listed in Paragraph 1.23 above.

1.26.

“Releasees” means Jazz and its past, present, and future parents, subsidiaries, affiliates (including without limitation the Jazz Affiliate Defendants), officers, directors, employees, agents, attorneys, servants, representatives (and as applicable each of their past, present, and future officers, directors, employees, agents, attorneys, servants, and representatives), and the predecessors, successors, heirs, executors, administrators, and representatives of each of the foregoing.

1.27.

“Releasors” means Class Plaintiffs, the Proposed Settlement Class, the Proposed Settlement Class Members (including without limitation the ASO Clients), and their respective past, present and future parents, subsidiaries, affiliates, officers, directors, employees, agents, attorneys, servants, representatives (and as applicable each of their past, present, and future officers, directors, employees, agents, attorneys, servants, and representatives), and the predecessors, successors, heirs, executors, administrators, and representatives of each of the foregoing.

1.28.	“Settlement Agreement” or “Settlement” has the meaning provided in the preamble.

1.29.	“Settlement Amount” means $145,000,000 (one hundred forty-five million U.S. dollars).

1.30.	“Unspent Settlement Fund” means the Settlement Amount plus any interest accrued, minus any Administrative Expenses previously disbursed from the Escrow Account.

2.

Reasonable Steps Necessary to Help Effectuate this Settlement. The parties and their counsel agree to undertake all reasonable steps necessary to help effectuate the settlement, including undertaking all actions contemplated by and steps necessary to carry out the terms of this Settlement and to secure the prompt, complete, and final dismissal with prejudice of all claims in this Action against Jazz and the Jazz Affiliate Defendants. Jazz agrees not to oppose Class Plaintiffs’ motions for preliminary or final approval of the Settlement.

3.

Motion for Preliminary Approval of the Settlement. Within fourteen (14) days of the execution of the Settlement Agreement by all parties, Class Plaintiffs shall file a motion requesting preliminary approval of the Settlement and authorizing dissemination of notice to the Proposed Settlement Class. The motion for preliminary approval shall include a proposed form of order that shall specifically:

3.1.	seek a determination that certification of the Proposed Settlement Class solely for settlement purposes under Fed. R. Civ. P. 23(a) and 23(b)(3) is likely;

3.2.	seek a determination that the Court is likely to approve the Settlement as fair, reasonable, and adequate within the meaning of Fed. R. Civ. P. 23(e)(2);

3.3.	seek appointment of Class Plaintiffs as representatives of the Proposed Settlement Class;

3.4.	seek appointment of Co-Lead Counsel to represent the Proposed Settlement Class under Fed. R. Civ. P. 23(g);

3.5.	find that dissemination of notice to the Proposed Settlement Class is warranted;

3.6.	seek approval for a proposed plan of notice that complies with Rule 23 and due process, and seek approval of short- and long-form notices, which shall:

a.

require any Proposed Settlement Class Member that wishes to seek exclusion from the Proposed Settlement Class to submit, within the Opt-Out Period ordered by the Court, a certification reflecting the total dollar amount of brand and generic Xyrem for which it paid, purchased, or reimbursed during the Class Period in the Class States, and itemized, transaction-by-transaction data relating to same; and

b.

require a separate exclusion for each Proposed Settlement Class Member. Any entity that submits a request to opt out a Proposed Settlement Class Member from the Proposed Settlement Class must (1) provide the information required in Paragraph 3.6.a for each such Proposed Settlement Class Member and (2) provide a declaration or other similar statement from each Proposed Settlement Class Member executed specifically in connection with this Settlement, attesting to the entity’s authority to opt the Proposed Settlement Class Member out of the Proposed Settlement Class;

3.7.	propose and seek a period of no more than thirty (30) calendar days to complete dissemination of the notice to the Proposed Settlement Class (the “Notice Period”);

3.8.	propose and seek an Opt-Out Period of no more than forty-five (45) calendar days, which deadline shall be set forth in the Notice;

3.9.	seek appointment of a qualified Claims Administrator;

3.10.	seek appointment of a qualified Escrow Agent;

3.11.	seek approval of a stay of all proceedings in the Action as to Class Plaintiffs and Jazz and the Jazz Affiliate Defendants until the Effective Date;

3.12.	seek approval of the Plan of Allocation;

3.13.

provide that if final approval of the Settlement is not obtained, the Settlement shall be null and void and the parties will revert to their positions ex ante without prejudice to their claims or defenses;

3.14.	provide notice of the Court’s set-aside order (ECF 642); and

3.15.	requesting the Court to set dates for:

a.	a hearing fourteen (14) calendar days after the filing of the motion provided for in Paragraph 17.3 below to address Potential Opt-Outs;

b.	a motion for final approval; and

c.	a fairness hearing.

4.	Notice. If the Court preliminarily approves the Settlement, Co-Lead Counsel shall, with the assistance of the Claims Administrator:

4.1.	Provide Proposed Settlement Class Members with notice as approved by the Court within the Notice Period approved by the Court; and

4.2.

Exercise reasonable efforts to collect from each Potential Opt-Out a certification reflecting the total dollar amount of brand and generic Xyrem for which it purchased, paid, or reimbursed during the Class Period in the Class States and itemized, transaction-by-transaction data relating to same.

5.

Motion for Final Approval and Entry of Final Judgment. If the Court preliminarily approves the Settlement, Co-Lead Counsel shall, within twenty-one (21) calendar days of the close of the Opt-Out Period ordered by the Court, or within seven (7) calendar days of the Opt-Out Rescission Deadline, whichever is later, submit a motion for final approval. The final approval motion shall seek entry of a final approval order:

5.1.	finding the Settlement to be fair, reasonable, and adequate within the meaning of Fed. R. Civ. P. 23, and directing consummation of the Settlement pursuant to its terms;

5.2.	finding that notice given constitutes due, adequate, and sufficient notice and meets the requirements of due process and the Federal Rules of Civil Procedure;

5.3.	finding that all Proposed Settlement Class Members shall be bound by the Settlement Agreement and all of its terms;

5.4.

finding that the Releasors, including the ASO Clients, shall be bound by the releases set forth in Paragraphs 13 and 14 of this Settlement Agreement, and shall be forever barred from asserting any claims or liabilities related to the Action or any Released Claims against any of the Releasees;

5.5.	directing that the Action be dismissed with prejudice and without costs in accordance with Paragraph 15 below;

5.6.	determining under Fed. R. Civ. P. 54(b) that there is no just reason for delay and directing that the judgment of dismissal with prejudice be final;

5.7.	retaining exclusive jurisdiction over the Settlement, including the administration and consummation of the Settlement and the settlement administration process; and

5.8.	directing that, for a period of five years, the Clerk for the Court shall maintain the record of the entities that have excluded themselves form the Proposed Settlement Class.

6.	Finality of Settlement. This Settlement Agreement shall become final upon the Effective Date.

7.	Settlement Payment.

7.1.

Within ten (10) calendar days after the later of the entry of the preliminary approval order or receipt from Co-Lead Counsel of wire transfer instructions and any other information or forms required by Jazz for purposes of making payments, Jazz shall pay the Settlement Amount.

7.2.

The payment provided for in Paragraph 7.1 above shall be held in the Escrow Account subject to the terms and conditions of the Escrow Agreement, and in accordance with the provisions of Paragraphs 8-10, 17, and 18 below. The Settlement Amount is inclusive of all attorneys’ fees, notice and administrative costs, expenses, service awards, as well as any other costs, expenses, or fees of any kind whatsoever, related to the resolution of this matter. Jazz and the Jazz Affiliate Defendants shall not be obligated to pay Class Plaintiffs, the Proposed Settlement Class, or Class Counsel any amount other than the Settlement Amount. The total monetary consideration that Jazz will pay for this Settlement shall be the Settlement Amount only. Notwithstanding anything in the foregoing, Jazz shall be responsible for giving notice of this Settlement as required by the Class Action Fairness Act of 2005, 28 U.S.C. § 1715(b) and shall bear any costs associated with giving such notice.

8.	The Settlement Fund.

8.1.

Before the Court issues the final approval order, disbursements for Administration Expenses may be made by Co-Lead Counsel from the Settlement Fund as follows. Approval by the Court or Jazz shall not be required for payment of Administration Expenses, including the taxes, professional fees and other expenses related to maintaining the Escrow Account, for amounts of less than $200,000 in the aggregate, although upon Jazz’s request Co-Lead Counsel will identify any such payments. Disbursements from the Settlement Fund that would equal or exceed $200,000 in the aggregate may be made only with prior approval of Jazz or the Court. If the Settlement Agreement is disapproved, terminated, or fails to become effective, previously disbursed Administration Expenses shall not be refunded to Jazz.

8.2.

At all times prior to the Effective Date, the Settlement Fund shall be invested as set forth in the Escrow Agreement, in instruments backed by the full faith and credit of the U.S. Government or fully insured by the U.S. Government or an agency thereof, including a U.S. Treasury Money Market Fund or a bank account insured by the FDIC up to the guaranteed FDIC limit. After the Effective Date, the Settlement Fund shall be invested pursuant to the Escrow Agreement as directed in writing by Co-Lead Counsel. All interest earned on the Settlement Fund shall become part of the Settlement Fund.

9.	Disbursements.

9.1.	After the Effective Date, the Settlement Fund shall be distributed in accordance with the Plan of Allocation and the Court’s approval of subsequent request(s) for distribution.

10.	Taxes.

10.1.

Co-Lead Counsel shall be solely responsible for directing the Escrow Agent to file all informational and other tax returns necessary to report any taxable and/or net taxable income earned by the Escrow Account. Further, Co-Lead Counsel shall be solely responsible for directing the Escrow Agent to make any tax payments, including interest and penalties due, on income earned by the Escrow Account. Subject to Paragraph 8.1 above, Co-Lead Counsel shall be entitled to direct the Escrow Agent to pay customary and reasonable tax expenses, including professional fees and expenses incurred in connection with carrying out the Escrow

Agent’s or tax preparer’s responsibilities as set forth in this Paragraph, from the Escrow Account. Prior to the Effective Date, Co-Lead Counsel shall notify Jazz regarding any payments or expenses paid from the Escrow Account upon receipt of a request for such information from Jazz. Jazz and the Jazz Affiliate Defendants shall have no responsibility to make any tax filings relating to this Settlement agreement, the Escrow Account, or the Settlement Payments, and shall have no responsibility to pay taxes on any income earned by the Escrow Account, or to pay any taxes with respect thereto unless the Settlement is not consummated and the Unspent Settlement Fund is returned to Jazz. Other than as specifically set forth herein, Jazz and the Jazz Affiliate Defendants shall have no responsibility for the payment of taxes or tax expenses.

10.2.

For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “Administrator” of the Escrow Account shall be Co-Lead Counsel, who shall timely and properly file or cause to be filed on a timely basis, all tax returns necessary or advisable with respect to the Escrow Account (including without limitation all income tax returns, all informational returns, and all returns described in Treas. Reg. § 1.468B-2(1)).

10.3.

The parties to this Settlement Agreement and their counsel shall treat, and shall cause the Escrow Agent to treat, the Escrow Account as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. The parties, their counsel, and the Escrow Agent agree that they will not ask the Court to take any action inconsistent with the treatment of the Escrow Account in this manner. In addition, the Escrow agent and, as required, the parties, shall timely make such elections as necessary or advisable to carry out the provisions of this Paragraph 10, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1(j)) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur. All provisions of this Settlement Agreement shall be interpreted in a manner that is consistent with the Escrow Account being a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.

11.

Full Satisfaction; Limitation of Interest and Liability. Class Plaintiffs and Proposed Settlement Class Members shall look solely to the Settlement Amount for satisfaction for any and all Released Claims. If the Settlement becomes final pursuant to Paragraph 6 above, Jazz’s payment of the Settlement Amount will fully satisfy any and all Released Claims.

12.	Attorneys’ Fees, Expenses, and Costs.

12.1.

Co-Lead Counsel intends to seek, solely from the Settlement Fund, a Fee and Expense Award. Co-Lead Counsel shall not seek payment of attorneys’ fees in an amount to exceed one-third of the Settlement Fund. Co-Lead Counsel also intends to seek service awards for each of the Class Representatives of no more than $50,000, with the exception of two Class Plaintiffs that committed to testify at trial and shall receive up to $75,000 is approved by the Court. Co-Lead Counsel shall file a motion for a Fee and Expense Award in accordance with the schedule set by the Court. Co-Lead Counsel shall be paid and reimbursed for all fees and expenses solely from the Settlement Fund. No portion of any Fee and Expense Award shall be released from the Settlement Fund prior to an order granting final approval of the Settlement Agreement. Jazz and the Jazz Affiliate Defendants are not obligated to take, do not take, and subject to the limitations in this Paragraph will not take, any position with respect to the application by Co-Lead Counsel for attorneys’ fees, reimbursements of costs, expenses and/or service awards.

12.2.

The procedure for and the allowance or disallowance by the Court of Co-Lead Counsel’s application for attorneys’ fees, costs and expenses to be paid from the Settlement Fund are not part of this Agreement, and are to be considered by the Court separately from consideration of the fairness, reasonableness, and adequacy of the Settlement. Any order or proceeding relating to the Fee and Expense Award, or any appeal from any such order, shall not operate to modify or cancel this Agreement, or affect or delay the finality of the judgment approving the Settlement. A modification or reversal on appeal of any amount of the Fee and Expense Award shall not be deemed a modification of the terms of this Agreement or final approval order, and shall not give rise to any right of termination.

12.3.

Class Plaintiffs will propose to the Court that any Fee and Expense Award shall be paid to Co-Lead Counsel within three (3) days of entry of an order awarding attorneys’ fees, costs, and expenses, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof. Co-Lead Counsel shall be obligated to make appropriate refunds or repayments to the Settlement Fund plus interest earned if, and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the Fee and Expense Award is reduced or the Settlement is disapproved by a final order not subject to further review. For avoidance of doubt, any award of attorneys’ fees, costs and/or expenses shall be paid out of the Settlement Amount, and after the date the Court enters an order granting final approval.

13.

Release. Upon the occurrence of the Effective Date, Releasors hereby release and forever discharge, and covenant not to sue the Releasees, with respect to, in connection with, or relating to any and all Released Claims.

14.

Additional Release. In addition, each Releasor hereby expressly waives and releases, upon the Effective Date, any and all provisions, rights, and/or benefits conferred by § 1542 of the California Civil Code, which reads:

Section 1542. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party;

or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code, notwithstanding that the release in Paragraph 13 is not a general release and is of claims against Releasees only. Each Releasor may hereafter discover facts other than or different from those which it knows or believes to be true with respect to the claims that are the subject matter of Paragraph 13. Nonetheless, upon the Effective Date, each Releasor hereby expressly waives and fully, finally and forever settles and releases any known or unknown, foreseen or unforeseen, suspected or unsuspected, contingent or non-contingent claim that is the subject matter of Paragraph 13, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Releasor also hereby expressly waives and fully, finally, and forever settles, releases and discharges any and all claims it may have against the Releasees under § 17200, et seq., of the California Business and Professions Code or any similar, comparable, or equivalent provision of the law of any other state or territory of the United States or other jurisdiction, which claims are expressly incorporated into the definition of the Released Claims.

15.

Dismissal of the Litigation. Co-Lead Counsel, on behalf of Class Plaintiffs, will dismiss with prejudice all claims asserted against Jazz and the Jazz Affiliate Defendants in the Action upon the entry by the Court of a final approval order related to this Settlement Agreement.

16.

Effect of Disapproval. If the Court: (i) denies final approval of the Settlement Agreement; (ii) materially modifies the Settlement Agreement; (iii) does not enter the final approval order containing the elements set forth in Paragraph 5.1 through 5.7 above, or (iv) enters the final approval order and appellate review is sought, and on such review, such final approval order is not affirmed or is affirmed with material modification, then Co-Lead Counsel or Jazz may elect to terminate this Settlement Agreement by sending written notice to the other party within ten (10) business days of the event allowing for termination. For the avoidance of doubt, any order of the Court or the Ninth Circuit Court of Appeals that is based on a determination that the Settlement is not fair, reasonable, or adequate and that: (a) narrows or does not approve the scope of the releases and covenant not to sue contemplated by this Settlement; (b)

purports to impose additional material obligations on Jazz or the Jazz Affiliate Defendants; or (c) declines to enter a final judgment that meets the requirements set forth in Paragraphs 5.1 through 5.7 above, except as otherwise agreed in writing by Co-Lead Counsel and Jazz, constitutes a failure to grant final approval of this Agreement and confers on Co-Lead Counsel and/or Jazz the right to terminate the Agreement. A modification or reversal on appeal of the Plan of Allocation shall not be deemed a modification of the terms of this Agreement or final approval order and shall not give rise to any right of termination.

17.	Opt-Out.

17.1.

On a rolling basis within fourteen (14) days of receipt by the Claims Administrator, Co-Lead Counsel shall serve on Jazz the certifications and data from any entity requesting to be excluded from the Proposed Settlement Class during the Opt-Out Period (a “Potential Opt-Out”), such certifications and data reflecting the total dollar amount of brand or generic Xyrem for which the Potential Opt-Out purchased, paid, and/or reimbursed during the Class Period in the Class States.

17.2.

Within fourteen (14) calendar days of the close of the Opt-Out Period ordered by the Court, Co-Lead Counsel shall provide Jazz a final list of Potential Opt-Outs (the “Potential Opt-Out List”) and confirm in writing that Class Plaintiffs have served on Jazz all certifications and data they have received from Potential Opt-Outs reflecting the total dollar amount of brand or generic Xyrem for which Potential Opt-Outs purchased, paid, or reimbursed during the Class Period in the Class States, and all itemized, transaction-by-transaction data they have received from Potential Opt-Outs relating to same. In the event Class Plaintiffs have not received such certifications and data from all Potential Opt-Outs by the end of the Opt-Out Period, Class Plaintiffs shall additionally serve on Jazz a separate list of all Potential Opt-Outs that did not provide such certifications and/or data (the “Data Holdouts”).

17.3.

In the event there are any Data Holdouts, Class Plaintiffs shall, within fourteen (14) calendar days of providing the Potential Opt-Out List to Jazz, file a motion on behalf of both Class Plaintiffs and Jazz requesting that the Court find, on an expedited basis, that Potential Opt-Outs that have submitted timely and valid exclusion requests including the certifications and data described in Paragraph 17.2 above are Opt-Outs but that Data Holdouts are not Opt-Outs and should not be excluded from the Proposed Settlement Class, the text of which motion shall be agreed upon by Class Plaintiffs and Jazz before Class Plaintiffs file it.

17.4.

In the event there are no Data Holdouts, or in the event there are Data Holdouts and the Court grants the motion described in Paragraph 17.3 above, then the certifications and data received from Opt-Outs—with any conflicts between the certifications and data to be resolved in favor of the data—will be used to calculate:

a.	The “Opt-Out Volume,” defined as the aggregate total dollar amount of all Opt-Outs’ purchases, payments, and reimbursements for brand and generic Xyrem between [*];

b.

The “Opt-Out Percentage,” defined as Opt-Out Volume divided by $[*], which number is an estimate—inadmissible for any purpose other than effectuation of this Agreement—of the aggregate total dollar amount of all purchases, payments, and reimbursements for brand and generic Xyrem between [*] in the Class States by the Proposed Settlement Class.

17.5.

In the event there are any Data Holdouts and the Court resolves the motion described in Paragraph 17.3 above by finding that any Data Holdout is an Opt-Out despite that it has not produced the certifications and data described in Paragraph 17.2 above, then certifications and data from any Opt-Outs that have provided such certifications and data before the Opt-Out Rescission Deadline (as defined in Paragraph 17.7 below) will be used to calculate the Opt-Out Volume. For the avoidance of doubt, any Data Holdout deemed by the Court to be an Opt-Out despite that it has not provided such certifications and data before the Opt-out Rescission Deadline shall not be taken into account for purposes of calculating the Opt-Out Volume.

17.6.

In the event there are any Data Holdouts and the Court declines to resolve whether any Potential Opt-Out is an Opt-Out pursuant to the motion described in Paragraph 17.3 above, then the certifications and data described in Paragraph 17.2 above from any Potential Opt-Outs that have provided such certifications and data will be used to calculate the Opt-Out Volume.

17.7.

Jazz shall have the option, in its sole discretion, to terminate this Settlement Agreement by furnishing written notice to Co-Lead Counsel of such termination under this Paragraph 17 within fourteen (14) calendar days of receiving the Potential Opt-Out List (the “Opt-Out Rescission Deadline”)—except that if there are any Data Holdouts, the Opt-Out Rescission Deadline shall be tolled until five (5) calendar days after the Court resolves, or declines to resolve, the motion described in Paragraph 17.3 above—if:

a.	the Opt-Out Percentage, as defined in Paragraph 17.4.b above, exceeds [*]; or

b.	any one of [*], is an Opt-Out. For the avoidance of doubt, Jazz shall be entitled to terminate the agreement under this subsection regardless of whether any of [*] is a Data Holdout.

18.

Reimbursement of the Unspent Settlement Fund upon Termination. If the Settlement Agreement is terminated pursuant to the provisions of Paragraphs 16 or 17 above, the Escrow Agent shall return to Jazz the Unspent Settlement Fund at the time of termination. The Escrow Agent shall disburse the Unspent Settlement Fund to Jazz in accordance with this Paragraph within fourteen (14) calendar days after receipt of either: (i) written notice signed by Co-Lead Counsel and Jazz’s counsel stating that the Settlement has been terminated (such written notice will be signed by the non-terminating party within three days of receiving the written notice from the terminating party); or (ii) any order of the Court so directing. If the Settlement Agreement is terminated pursuant to Paragraph 16 or 17, (1) any obligations pursuant to this Settlement Agreement other than: (i) disbursement of the Unspent Settlement Fund to Jazz as set forth above; and (ii) Paragraph 20 shall cease immediately; and (2) the releases set forth in Paragraphs 13 and 14 above shall be null and void.

19.

Preservation of Rights. Except as expressly provided for in the Releases in Paragraphs 13 and 14 above, this Settlement Agreement, whether the Settlement becomes final or not, and any and all negotiations, documents, and discussions associated with it, shall be without prejudice to the rights of any party, shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or lack thereof, of any liability or wrongdoing by Jazz or the Jazz Affiliate Defendants, or of the truth or lack thereof of any of the claims or allegations contained in the Pre-Consolidation Complaints, the Complaint, or any other pleading, and evidence thereof shall not be discoverable or used directly or indirectly, in any way other than to enforce the terms of this Settlement Agreement. The parties expressly reserve all of their rights if the Settlement does not become final in accordance with the terms of this Settlement Agreement. Upon the Settlement becoming final, nothing in this Paragraph shall prevent Jazz or the Jazz Affiliate Defendants from asserting any release or using this Settlement Agreement to offset any liability to any other parties not party to this Action (now or in the future), including but not limited to, federal and state governmental agencies.

20.

Resumption of Litigation in the Event of Termination. The parties agree that in the event that the Settlement Agreement is not approved by the Court, or if the Settlement does not become final pursuant to Paragraph 6 above, or if the Settlement Agreement is terminated pursuant to Paragraphs 16 or 17 above, litigation of the Action by Class Plaintiffs and the Proposed Settlement Class against Jazz and the Jazz Affiliate Defendants will resume in a reasonable manner to be approved by the Court upon a joint application by the parties, and upon full reimbursement to Jazz of the Unspent Settlement Fund as provided in Paragraph 18 above.

21.

Cooperation. Jazz agrees to work in good faith with Class Plaintiffs and Co-Lead Counsel to provide any declaration(s) necessary and sufficient to support admission into evidence at trial of key documents produced by Jazz or the Jazz Affiliate Defendants. For avoidance of doubt, any cooperation by Jazz and the Jazz Affiliate Defendants is limited to providing declarations.

22.

Non-Assistance and Maintaining Confidentiality of Litigation Materials. Class Plaintiffs shall not, directly or indirectly, provide assistance, support, advice, or information to any person or entity asserting, considering asserting, or seeking to assert claims against Jazz or the Jazz Affiliate Defendants based on or related to the Released Claims or the facts, occurrences, transactions, or other matters alleged or asserted in the Pre-Consolidation Complaints, the Complaint, or this Action, or that could have been alleged or asserted in this Action unless compelled by subpoena, civil investigative demand or court order. Class Counsel represent that they have no present intention to assist or advise other entities in bringing claims against Jazz or the Jazz Affiliate Defendants based on or related to the Released Claims, or cause or direct other entities or persons to do. For avoidance of doubt, nothing in this Settlement Agreement shall preclude Class Plaintiffs or Class Counsel from participating in a trial concerning Class Plaintiffs or their claims against any remaining defendant in the Action other than Jazz or any person or entity that a remaining defendant in the Action other than Jazz may otherwise involve in a trial in this matter. In the event that Class Plaintiffs or Class Counsel receive a subpoena or other legal process that would require disclosure of material covered by any protective order entered in the Action (the “Protective Order”), Class Plaintiff or Class Counsel shall promptly notify Jazz and forward a copy of such subpoena or legal process so that Jazz may seek a protective order or otherwise seek to maintain the confidentiality of material covered by the Protective Order; and such Class Plaintiff or Class Counsel shall object to the production of such material unless and until any such motion filed by Jazz is resolved. In addition, Class Plaintiffs and Class Counsel shall abide by the terms of the Protective Order in this Action, including with respect to the destruction of materials and the limitations on the use of any material covered by the Protective Order to this Action, unless otherwise ordered by a court of competent jurisdiction.

23.

Binding Effect. This Settlement Agreement shall be binding upon, and inure to the benefit of, the Releasors and the Releasees. Without limiting the generality of the foregoing, each and every covenant and agreement herein by Co-Lead Counsel or Class Counsel shall be binding upon Class Plaintiffs, the Proposed Settlement Class and all Proposed Settlement Class Members.

24.

Integrated Agreement. This Settlement Agreement, together with the exhibits hereto and the documents referenced herein, contains the complete and integrated statement of every term in this Agreement, and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect to the subject matter hereof. This Settlement Agreement shall not be modified except by a writing executed by Class Plaintiffs and Jazz.

25.	Headings. The headings in this Settlement Agreement are intended only for the convenience of the reader and shall not affect the interpretation of this Settlement Agreement.

26.

No Party is the Drafter. None of the parties shall be considered the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of construction that might cause any provision to be construed against the drafter hereof.

27.

Consent to Jurisdiction. Class Plaintiffs, the Proposed Settlement Class, each of the Proposed Settlement Class Members, Jazz, and the Jazz Affiliate Defendants hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California for any suit, action, proceeding, or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement, including, without limitation, any suit, action, proceeding or dispute relating to the release provisions herein provided that this consent to jurisdiction shall not affect Jazz’s or the Jazz Affiliate Defendants’ right or ability to assert this Settlement Agreement or the releases contained herein as a defense in an action filed in any other jurisdiction asserting the Released Claims or concerning this Settlement Agreement or this Action.

28.	Governing Law. The terms of this Settlement Agreement shall be governed by the laws of the State of California.

29.

Representations and Warranties. Each party represents and warrants that it has the requisite authority to execute, deliver, and perform this Settlement Agreement and to consummate the transactions contemplated herein.

30.

Notice. Where this Agreement requires either party to provide notice or any other communication or document to the other, such notice shall be in writing and provided by email or overnight delivery to the counsel set forth in the signature block below for Jazz or Co-Lead Counsel, respectively, or their designees.

31.

Execution in Counterparts. This Settlement Agreement may be executed in counterparts. A facsimile, .pdf, or digital or electronic signature shall be deemed an original signature for purposes of executing this Settlement Agreement.

32.

Confidentiality. While the fact of settlement of the Action has been disclosed in open court, the terms of this Settlement Agreement shall remain confidential until Class Plaintiffs move for preliminary approval of the Settlement, unless Jazz and Co-Lead Counsel agree otherwise, provided that Jazz may disclose the terms of this Settlement Agreement to accountants, lenders, auditors, legal counsel, tax advisors, or in response to a request by any governmental, judicial, or regulatory authority, or otherwise required by applicable law or court order and Class Plaintiffs may disclose the terms of the Settlement Agreement to any entity that has applied to serve as Notice and Claims Administrator or Escrow Agent, who shall abide by the terms of this Paragraph. Class Plaintiffs shall not issue any press release or statement to any media outlet regarding this Agreement prior to entry of the final approval order without obtaining a prior written consent from the other parties, which consent shall not be unreasonably withheld. For the avoidance of doubt, statements in Class Counsel’s website, court filings, statements made in connection with providing notice of the Settlement to the Proposed Settlement Class, or responses to inquiries from media outlets do not constitute a “press release or statement to any media outlet.”

IN WITNESS WHEREOF, the parties hereto through their fully authorized representatives have agreed to this Settlement Agreement as of the date first herein above written.

For Jazz Pharmaceuticals Ireland Limited:	For Class Plaintiffs:

/s/ Heidi K. Hubbard	/s/ Dena C. Sharp

Heidi K. Hubbard

Stanley E. Fisher

Benjamin M. Greenblum

Alexander S. Zolan

Teagan J. Gregory

Lauren H. Uhlig

WILLIAMS & CONNOLLY LLP

680 Maine Avenue, S.W.

Washington, D.C. 20024

Attorneys for Jazz Pharmaceuticals Ireland Limited

Dena C. Sharp
GIRARD SHARP LLP
601 California Street, Suite 1400
San Francisco, CA 94108
/s/ Michael M. Buchman
Michael M. Buchman
MOTLEY RICE LLC 800 Third Avenue, Suite 2401 New York, NY 10022 Co-Lead Counsel on Behalf of Class Plaintiffs